Exhibit 4.2

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of August 12, 2021 among, ADTALEM GLOBAL EDUCATION INC. a Delaware corporation (the “Company” or the “Issuer”), the parties that are signatories hereto as Subsidiary Guarantors (each, a “Subsidiary Guarantor”) and U.S. BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S S E T H:
WHEREAS, Adtalem Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), the Trustee and the Notes Collateral Agent are heretofore party to an indenture dated as of March 1, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $800.0 million of 5.50% Senior Secured Notes due 2028 (the “Notes”);
WHEREAS, the parties hereto desire to enter into this First Supplemental Indenture to evidence the assumption by the Issuer of all the payment and other obligations of the Escrow Issuer under the Notes and the Indenture on the Escrow Release Date;
WHEREAS, the Indenture provides that upon the Escrow Release Date, the Escrow Issuer will merge with and into the Issuer, with the Issuer surviving, and each of the Issuer and each Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture and become parties to the Indenture and pursuant to which the Issuer shall assume all of the obligations of the Escrow Issuer under the Notes and the Indenture, as applicable, and each Subsidiary Guarantor will become Subsidiary Guarantors under the Indenture (the “Guarantee”);
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Notes Collateral Agent, the Issuer and the Subsidiary Guarantors are authorized to execute and deliver this First Supplemental Indenture without the consent of holders of the Notes;
WHEREAS, the Issuer and each Subsidiary Guarantor has been duly authorized to enter into this First Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this First Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
Definitions

Section 1.1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II
Assumption and Agreements

Section 2.1.  Assumption of Obligations. The Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and all other obligations of the Escrow Issuer under the Indenture.
ARTICLE III
Agreement to Be Bound, Guarantee

Section 3.1.  Agreement to be Bound.  Each Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
Section 3.2.  Guarantee.  Each Subsidiary Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
ARTICLE IV
Miscellaneous

Section 4.1.  Notices.  All notices or other communications to the Issuer and Subsidiary Guarantors shall be given as provided in Section 13.02 of the Indenture.
Section 4.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 4.3.  Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 4.4.  Execution and Delivery. (a) The Issuer agrees that its assumption of all of the payment obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such assumption of all of the payment obligations under the Notes and the Indenture on the Notes.

(b) Each Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 4.5.  No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Issuer or any Subsidiary Guarantor shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 4.6.  Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 4.7.  Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature” and words of like import in this First Supplemental Indenture or in any other certificate, agreement or document related to this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 4.8.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 4.9.  The Trustee and the Notes Collateral Agent.  The Trustee and the Notes Collateral Agent make no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.10.  Benefits Acknowledged. (a) The Issuer’s assumption of all of the payment obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that its assumption of all of the payment obligations under the Notes and the Indenture and the waivers made by them pursuant to this First Supplemental Indenture are knowingly made in contemplation of such benefits.

(b) Each Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 4.11.  Successors.  All agreements of the Issuer and the Subsidiary Guarantors in this First Supplemental Indenture shall bind their Successors, except as otherwise provided in this First Supplemental Indenture. All agreements of the Trustee and the Notes Collateral Agent in this First Supplemental Indenture shall bind its successors.

Section 4.12.  Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

ADTALEM GLOBAL EDUCATION INC. as Issuer

By:	/s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Vice President, Chief Accounting Officer and Interim Chief Financial Officer
BECKER PROFESSIONAL DEVELOPMENT CORPORATION, as a Subsidiary Guarantor

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: President and Secretary

AGM ACQUISITION CORP., as a Subsidiary Guarantor

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: President and Secretary
ALERT GLOBAL MEDIA, LLC, as a Subsidiary Guarantor

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: President and Secretary

ASSOCIATION OF CERTIFIED ANTI-MONEY LAUNDERING SPECIALISTS, LLC, as a Subsidiary Guarantor

By:	/s/ Scott Liles
Name: Scott Liles
Title: President

[Signature Page to First Supplemental Indenture]

CHAMBERLAIN COLLEGE OF NURSING AND HEALTH SCIENCES, INC, as a Subsidiary Guarantor

By:	/s/ Katherine Boden Holland
Name: Katherine Boden Holland
Title: President

CHAMBERLAIN UNIVERSITY LLC, as a Subsidiary Guarantor

By:	/s/ Katherine Boden Holland
Name: Katherine Boden Holland
Title: President

ADTALEM GLOBAL HEALTH, INC., as a Subsidiary Guarantor

By:	/s/ Katherine Boden Holland
Name: Katherine Boden Holland
Title: President

ROSS UNIVERSITY SERVICES, INC., as a Subsidiary Guarantor

By:	/s/ Katherine Boden Holland
Name: Katherine Boden Holland
Title: President

INTERNATIONAL EDUCATION HOLDINGS, INC., as a Subsidiary Guarantor

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: Secretary

[Signature Page to First Supplemental Indenture]

WALDEN E-LEARNING, LLC, as a Subsidiary Guarantor

By:	/s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Vice President and Chief Financial Officer

WALDEN UNIVERSITY, LLC, as a Subsidiary Guarantor

By:	/s/ Douglas G. Beck
Name: Douglas G. Beck
Title: Vice President and Secretary

ADTALEM CANADA LLC, as a Subsidiary Guarantor

By: ADTALEM GLOBAL EDUCATION INC., its Sole Member

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: Chief Operating Officer

OCL FINANCIAL SERVICES LLC, as a Subsidiary Guarantor

By:	/s/ Stephen W. Beard
Name: Stephen W. Beard
Title: Secretary

[Signature Page to First Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]